Exhibit 10.6A

AMENDMENT NO. ONE

TO

MASTER DISTRIBUTION AGREEMENT

BY AND BETWEEN

BLUEARC CORPORATION AND

HITACHI DATA SYSTEMS CORPORATION

This Amendment No. One to the Master Distribution Agreement otherwise known as the Managed Inventory Services Amendment (“MISA”) is made as of the last date of signature (“Commencement Date”) of the Parties below by and between BlueArc Corporation, a Delaware corporation (“BlueArc”) and Hitachi Data Systems Corporation, a Delaware corporation (“HDS”) to modify the Master Distribution Agreement (“Agreement”) between the Parties dated November 14, 2006.

HDS	BlueArc
Hitachi Data Systems Corporation	BlueArc Corporation

/s/ John E. Mansfield	/s/ Rick Martig
Signature	Signature
John E. Mansfield	Rick Martig
Name	Name
Senior Vice President HDS	Chief Financial Officer
Title	Title
10/21/2008	10/14/2008
Date	Date

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MISA Recitals

A. Under the Agreement, BlueArc supplies and HDS purchases Products to resell directly and through multiple distribution channels to End Users in the Territory.

B. In place of the forecast formula under Section 5.16 of the Agreement, the Parties desire that BlueArc implement a managed inventory process with Blue Arc’s contract manufacturer to permit HDS to purchase MISA Products in any supported configuration on BlueArc’s published price list (“Program”) under the terms below.

NOW, THEREFORE, the Parties agree as follows:

1. DEFINITIONS

1.1 “Base Quantity” means in any consecutive * * * period, * * * MISA Products in any configuration outlined in the BlueArc published price list and specified by HDS in the relevant PO. BlueArc will increase the Base Quantity in increments of * * * additional MISA Products commencing * * * or other mutually agreeable time frame after payment by HDS of a mutually agreed upon additional amount.

1.2 “Calendar Day (s)” means any day other than a United States federally mandated holiday.

1.3 “Deadline” means the * * * following the Commencement Date.

1.4 “End of Life” or “EOL” means the date on which a MISA Product ceases to be made generally available by BlueArc for sale to end users.

1.5 “MISA Effective Date” means that date on which BlueArc completed all necessary actions to implement and commence providing the Base Quantity of MISA Products pursuant to the terms of the MISA, which date must be no later the Deadline. BlueArc will notify HDS of its ability to commence the MISA and HDS will acknowledge such notification as the MISA Effective Date.

1.6 “Nonbinding Forecast” means a non-binding rolling * * * forecast of potential MISA Product orders broken down by model and hardware configuration.

1.7 “Non-performance Notice” means written notice from HDS to BlueArc stating BlueArc’s non-performance under Sections 4.2, 4.3, 4.4, 4.8 and 4.13.

2. TERM OF MISA.

2.1 This MISA will commence on the MISA Effective Date and, unless sooner terminated under this Section 2.1 or otherwise terminated under Section 16.1 of the Agreement, will remain effective for * * *, or (b) * * * of all MISA Products (“MISA Term”), whichever is sooner. HDS may not terminate this MISA without cause during the * * * of the MISA Term. Thereafter, HDS may terminate this MISA without cause, on not less than * * * written notice. For clarification purposes, this means that the minimum MISA Term is * * * unless terminated pursuant to Section 16.1 of the Agreement.

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2.2 The Parties will start renewal negotiations of the MISA no later than * * * prior to of the end of MISA Term. If no such renewal is mutually agreed prior to the end of the MISA Term, Parties will revert to the original terms of the Agreement.

3. REPRESENTATIONS AND WARRANTS. BlueArc represents, warrants and covenants to HDS that:

3.1 no amendment to the Manufacturing Agreement is necessary for BlueArc to implement and commence the Program and perform its obligations under this Program no later than the Deadline,

3.2 on the MISA Effective Date and continuing for the remainder of the MISA Term, BlueArc will be able to administer the Program and comply with its obligations under this MISA,

3.3 as of the Commencement Date and the MISA Effective Date, BlueArc is not, and to its knowledge Sanmina is not, in material breach of the Manufacturing Agreement, and neither BlueArc nor Sanmina has provided the other with a written notice of a claim of breach of the Manufacturing Agreement,

3.4 BlueArc will notify HDS in writing at least * * * prior to the End of Life for any MISA Product.

4. MANAGED INVENTORY SERVICES.

4.1 Order Fulfillment for Base Quantity. Effective on the MISA Effective Date, Sections 5.16, 5.16.1, 5.16.2, 5.16.3 and 5.16.4 of the Agreement are entirely superseded by this Section 4 which will govern the Base Quantity ordering and supply commitments for the remainder of the MISA Term, as may be extended under Section 2 above. Section 5.16.5 has been satisfied prior to the commencement of the MISA Term. In addition, as specified in this MISA, certain Sections of Article 5 are modified as more specifically described in Section 4.2 below.

4.2 Ordering Process for Base Quantity. During the MISA Term, HDS may place POs for MISA Products up to the Base Quantity, and BlueArc must deliver these MISA Products, in the configuration outlined In the BlueArc published price list and specified by HDS in the PO that BlueArc accepts or must accept under Sections 4.2 and 4.3. HDS will generate POs pursuant to Section 5.5 of the Agreement. BlueArc will accept or reject HDS’ or a Regional Affiliate’s PO within * * * of receipt from HDS or Regional Affiliate respectively. If BlueArc does not reject a PO for up to the Base Quantity within * * * of its receipt, the PO will be deemed accepted. BlueArc may accept or reject a PO by electronic mail only. BlueArc must accept any such PO for up to Base Quantity, unless it contains: (a) incorrect part number(s), (b) pricing error, (c) incorrect maintenance term, (d) incorrect MISA Product quantity, (e) MISA Product in excess of Base Quantity, or (f) incorrect address (in the case of a drop shipment). If HDS subsequently submits a corrected PO for up to Base Quantity, then BlueArc must accept or reject the PO pursuant to this Section 4.2. For PO’s BlueArc accepts (or must accept) pursuant to this Section 4.2, BlueArc will ship the MISA Products EXW (Incoterms 2000) BlueArc’s manufacturing or warehousing facilities (“delivery”, “deliver” or “delivered”), pursuant to the PO, the Agreement and this MISA, however, delivery must occur no later than * * * after BlueArc’s receipt of such PO (or corrected PO) from either HDS or Regional Affiliate. For example, if BlueArc receives a PO for up to Base Quantity on * * *, the MISA Product must be configured and delivered by the * * * after such receipt.

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Notwithstanding anything to the contrary contained in this MISA from and after the MISA Effective Date, HDS must purchase * * *, which may be ordered in any configuration, in any given * * *, during the MISA Term.

4.3 HDS Change or Cancellation of Base Monthly Quantity POs. If prior to delivery, HDS cancels a PO for a MISA Product subject to BlueArc’s Base Quantity delivery obligations, then the MISA Product (or parts inventory on hand) for the canceled PO will remain in inventory. If HDS changes a PO for a MISA Product subject to BlueArc’s Base Quantity delivery obligations, then BlueArc will not be obligated to deliver the MISA Product by the * * * following the date of receipt of the original PO. Instead, the acceptance and delivery requirements under Section 4.2 will apply and BlueArc will deliver the MISA Product no later than * * * following BlueArc’s receipt of such changed PO that BlueArc accepts (or must accept) under Section 4.2 above. If HDS so changes a PO subject to the Base Quantity, the MISA Product (or parts inventory on hand) for the changed PO will remain in inventory.

4.4 Allocation. Except as otherwise provided in this Section 4.4, if BlueArc cannot meet its full Base Quantity delivery commitments due to matters beyond its reasonable control (for example due to industry wide shortages in supply of the components used in producing the MISA Products or failures of its suppliers for reasons unrelated to a breach of BlueArc’s obligations to such supplier) and must therefore allocate Base Quantity, then BlueArc will allocate a portion of its inventory of MISA Products to HDS on a pro rata basis based on historical orders for the previous * * *. If this happens, monthly fees payable under Section 5.1 will be prorated based on the amount of Base Quantity BlueArc actually supplied during the allocation period. BlueArc will not be entitled to allocate any Base Quantity pursuant to this Section 4.4 for the first * * * BlueArc is unable to meet its delivery commitments as set forth in this Section. BlueArc will notify HDS in writing promptly after BlueArc learns of any such matter beyond its reasonable control and will also promptly notify HDS after such matter no longer exists.

4.5 Orders Exceeding Base Quantity. If at any time HDS submits POs for more than the Base Quantity, then BlueArc will use commercially reasonable efforts to accept those POs under Section 5.6 of the Agreement (as restated on Attachment A) and deliver those MISA Products, but makes no guarantee to HDS that BlueArc will be able to do so. Any acceptance of these incremental POs will not have any impact on the Base Quantity requirements.

4.6 Invoicing. BlueArc will invoice HDS or Regional Affiliate for all payments of amounts due under POs, Section 5.1 (b) of this MISA and all payments will be due and payable pursuant the terms of Section 5.12 of the Agreement

4.7 Agreement Terms Modified. From and after the MISA Effective Date, Sections 5.6, 5.7, 5.8, 5.9, 5.10, and 5.11 of the Agreement, which are amended and restated on Attachment A, will not apply to the Base Quantity that is subject the requirements under Sections 4.1 - 4.4 above.

4.8 Inventory. All parts inventory on hand and finished MISA Products inventory will be held at Sanmina’s facilities at BlueArc’s sole risk and expense, and HDS shall have no right to access such inventory. BlueArc will hold title and bear all risk of loss to such inventory until delivered pursuant to this MISA.

4.9 Nonbinding Forecast. As soon as possible following the Commencement Date, HDS will provide BlueArc with a Nonbinding Forecast provided, however, the Nonbinding Forecast or

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HDS’ failure to provide it will not affect BlueArc’s obligations under Section 4.2, 4.3, and 4.4 above. HDS will provide such Non-Binding Forecast on a * * * throughout the term of this MISA.

4.10 Liquidated Damages. BlueArc understands that time is of the essence for MISA Effective Date and agrees that damages resulting from any delay in the MISA Effective Date will be difficult, if not impossible, to determine. Therefore, if BlueArc fails to meet the MISA Effective Date by the Deadline, BlueArc will be in breach of this MISA and will pay to HDS as fixed, agreed and liquidated damages, and not as a penalty, the sum of * * * per day that BlueArc delays the MISA Effective Date beyond the Deadline, as HDS’ sole and exclusive remedy for such breach.

4.11 Reporting. At the end of each calendar month and at the end of each week of each calendar month during the MISA Term, BlueArc will provide to HDS, electronic reports that include POs, shipments, capacity and inventory on hand. No later than * * * following HDS’ request, BlueArc will also provide HDS with daily electronic status reports. All such reports will be provided in the form attached as Attachment B.

4.12 Addition of New Products. New Products may be added to this MISA and included within the MISA Product definition upon mutual agreement by the Parties. HDS will pay mutually agreed on fees necessary to include such new Products in the MISA.

4.13 Excusable Delays. For clarification purposes, if BlueArc allocates Base Quantity and HDS’ monthly service fees are reduced as permitted under Section 4.4, then HDS may not issue a Non-Performance Notice for failure to supply the full Base Quantity. HDS may only issue a Non-Performance Notice if BlueArc fails to provide the allocated amount during the allocation period.

5. CONSIDERATION.

5.1 MISA. Subject to all other terms of this Section 5, in return for BlueArc’s Program administration under this MISA, HDS will pay BlueArc:

a. * * * within * * * following the Commencement Date, provided BlueArc is not otherwise in breach of any provision of Section 3 on the Commencement Date, and

b. * * * on the last day of each calendar month of the MISA Term starting on the last day of the * * * following the actual MISA Effective Date and continuing for the next * * *. For the succeeding * * *, the fee will be * * * to * * *. If the MISA Effective Date through the last day of the * * * constitutes a partial month, then HDS will pay a prorata portion of the monthly fee for such partial month as the first payment. HDS will not have any such monthly payment obligation on any of these dates if BlueArc is in material uncured breach of this MISA, in which case the applicable monthly payment otherwise due will not be payable and all future monthly payments will not be payable. Also, if HDS issues a Non-performance Notice, and BlueArc has not cured such non-performance within * * * from BlueArc’s receipt of the Non-Performance Notice, then HDS will reduce such monthly payment on a prorata basis for all days BlueArc was not performing from and after BlueArc’s receipt of the Non-performance Notice, based on a thirty (30) day month. Further, if HDS has issued * * * Non-Performance Notices during any consecutive * * * period, BlueArc waives any cure period for such * * * Non-performance Notice and any succeeding Non-performance Notices until BlueArc has not received a Non-Performance Notice for * * * following the date of the most recent Non-performance Notice (“Waiver Period”). For clarification purposes: (i) the Waiver Period applies whether or not BlueArc has cured * * * of the previous * * * non-performance

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incidents, and (ii) during the Waiver Period, BlueArc must fully perform for a minimum of * * * (including following any subsequent Non-performance Notice received during the Waiver Period) before the cure period will be reinstated. During the Waiver Period the pro-rata monthly fee reduction for any incidences of non-performance will begin on the Non-performance Notice date.

As an example, if BlueArc receives * * * Non-performance Notices within * * * but has cured * * * such non-performance incidents, no fee deduction will occur. If HDS issues a * * * Non-Performance Notice within the next succeeding * * * following the * * * notice and regardless of whether BlueArc has cured the previous * * * non-performance incidents, BlueArc waives the cure period and HDS will reduce its payment for all days of non-performance from and after the date of the * * * Non-performance Notice on a prorata basis. If BlueArc performs for a minimum of * * * following any Non-Performance Notice, the cure period is automatically reinstated.

This Section 5.1 (b) contemplates that both MISA Products will be available for the entire MISA Term. If both such MISA Product(s) are EOL then the payments under this Section 5.1(b) will cease, effective on the EOL date of the last MISA Product to EOL hereunder, until Parties agree on the correct payments for the new situation.

5.2 Product Pricing. For avoidance of doubt, nothing in this MISA modifies in any way the Product pricing and payment terms for the purchase of Products as set forth in the following Sections: 5.1 and its subsections, 5.2, 5.3 and its subsections, 5.5, 5.12, 5.13, 5.14, and 5.15 provided, however, the Parties acknowledge that HDS has satisfied its obligations under Section 5.17 of the Agreement and its subsections.

6. MISCELLANEOUS. All capitalized terms not otherwise defined in this MISA will have the meaning ascribed to them in the Agreement. The provisions of this MISA shall prevail and govern over any conflicting provisions in the Agreement. Except as expressly modified by this MISA, the Agreement shall remain in full force and effect. From and after the Commencement Date, this MISA shall be incorporated into and become part of the Agreement.

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Attachment A

Amended and Restated Sections of the Agreement

The following Sections of the Agreement are amended and restated in their entirety as set forth below: Sections 5.6, 5.7, 5.8, 5.9, 5.10, and 5.11. In addition, the sections below will apply ONLY to MISA Products in excess of BlueArc’s Base Quantity commitments and delivery obligations under Sections 4 of this MISA.

5.6 Purchase Order Acceptance. BlueArc will accept or reject HDS’ or a Regional Affiliate’s PO within * * * U.S. business days of receipt from HDS or the Regional Affiliate respectively. If BlueArc does not reject a PO within * * * U.S. business days of its receipt, the PO will be deemed accepted. BlueArc may accept or reject a PO by telephone, electronic mail, or any other method agreed to by the Parties.

5.7 Allocation. Subject to Section 4.4 above, if BlueArc is unable to meet any additional delivery commitments due to matters beyond its reasonable control (for example due to industry wide shortages in supply of the components used in producing the MISA Products or failures of its suppliers for reasons unrelated to a breach of BlueArc’s obligations to such supplier) and must therefore allocate the MISA Products, then BlueArc will allocate a portion of its inventory of MISA Products to HDS on a pro rata basis based on historical orders for the previous * * *.

5.8 Delivery. If BlueArc accepts the PO, BlueArc will ship the MISA Products EXW (Incoterms 2000) BlueArc’s manufacturing or warehousing facilities, pursuant to the PO terms and this MISA. BlueArc will use commercially reasonable efforts to meet HDS’ or a Regional Affiliate’s requested delivery date specified in the accepted PO for any MISA Products ordered, subject to HDS’ and its Regional Affiliates’ right to reschedule or cancel delivery as provided for in Section 5.11.

5.9 Notification of Anticipated Delay. If BlueArc anticipates or becomes aware that it will not be able to supply the ordered MISA Products on the delivery date set forth in the accepted PO for any reason, or that only a portion of the ordered MISA Products will be available to meet a delivery date, BlueArc shall notify HDS or the Regional Affiliate, as applicable, as soon as practicable after BlueArc has knowledge of the situation. The notification may be communicated by electronic mail to an email address provided by HDS which may be changed from time to time. If BlueArc is unable to meet the delivery date specified in the accepted PO, HDS shall have the option of (a) rescheduling the delivery date, (b) canceling the affected PO without incurring any reconfiguration, restocking or administrative fees or any other charges, or (c) working with BlueArc to jointly develop an alternative to resolve the late delivery of MISA Product. If BlueArc is required to expedite MISA Product pursuant to this provision, any additional expenses shall be paid by BlueArc.

5.10 Lead Times. Subject to the ramp-up mechanism specified in the definition of “Base Quantity” above, HDS and Regional Affiliates shall place their POs for MISA Products with BlueArc allowing for * * * lead time from the day HDS’ PO is accepted by BlueArc until the delivery date specified in the accepted PO.

5.11 Cancellation or Change of POs. Except as set forth in Section 5.9, HDS may, cancel delivery, or a part thereof, or cancel or change the terms of a PO, provided it is done no later than * * * prior to the delivery date set forth in the accepted PO. Purchases of MISA Product by HDS shall

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be at HDS’ own risk and for its own account. Subject to Section 5.9, BlueArc reserves the right to reject changes to POs for any reason, however, HDS may delay the delivery dates of POs for up to * * *. If a PO is cancelled or changed by HDS in accordance with the foregoing HDS shall reimburse BlueArc for any actual, reasonable, direct, out of pocket costs incurred by BlueArc as a result of such change or cancellation; provided that such costs shall not exceed the original value of the PO.

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Attachment B

Report Template

Rolling * * * Supply Status
	Item Code	Period Start Date	Period End Date	Qty Shipped	Qty Remaining

1

2

3

4

5

6

7

8

9

10

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